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                                    EXHIBIT H

                            MASON STREET FUNDS, INC.

                                  June 25, 1999

Robert W. Baird & Co. Incorporated
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202

The Northwestern Mutual Life Insurance Company
720 East Wisconsin Avenue
Milwaukee, Wisconsin 53202

Northwestern Mutual Investment Services, Inc.
720 East Wisconsin Avenue
Milwaukee, Wisconsin  53202

  RE:      AGREEMENT TO WAIVE FEES CHARGED TO MASON STREET FUNDS, INC.

Gentlemen:

         This letter constitutes an agreement between Robert W. Baird & Co. Incorporated ("Baird"), The Northwestern Mutual Life Insurance Company ("NML"), Northwestern Mutual Investment Services, Inc. ("NMIS") and Mason Street Funds, Inc. ("MSF") by and between each of the parties hereto as follows:

         For each fiscal year of MSF beginning on or after April 1, 1999, and ending on or before March 31, 2004, Baird, NML and NMIS agree to waive their fees to the extent necessary so that Net Total Operating Expenses of each Class of each Fund of MSF, after the waiver, do not exceed the amount indicated as the maximum Net Total Operating Expenses (the "Expense Cap") in the then-effective prospectus for MSF (the "Prospectus"). These fee waivers shall occur in the following order for each Fund of MSF: first, NMIS shall waive its investment advisory fee, provided that such waiver is allocated among the Classes of the Fund in proportion to the relative net asset values of such Classes (a "Pro-Rata Waiver"). Second, NML shall waive its Administration Agreement fee, provided that such waiver is allocated among the Classes of the Fund in proportion to the relative net asset values of such Classes. Third, Baird shall waive its Distribution Plan (Rule 12b-1 Plan) fees. Fourth, Baird shall waive its Shareholder Services Agreement fees. Finally, to the extent necessary to prevent the Net Total Operating Expenses of any Class of any Fund from exceeding the Expense Cap for such Class after each of the foregoing waivers, NMIS shall pay or reimburse MSF's expenses.

         To the extent that the Net Total Operating Expense ratios of the Classes of a particular Fund cannot both be reduced simultaneously to the maximum Net Total Operating Expense ratio set forth in the Prospectus through the use of a Pro-Rata Waiver by NMIS and NML, then Baird agrees to waive its Distribution Plan and Shareholder Servicing Agreement fees for the appropriate Class of such Fund so as to reach the Expense Cap for that Class of such Fund. In such circumstances, Baird shall first waive its Distribution Plan fees and then its Shareholder



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Servicing Agreement fees, to the extent necessary for such Class to reach the
Expense Cap for the fiscal year.

         Notwithstanding any other provision herein, the fees waived by Baird hereunder shall not exceed the amounts payable by Baird to NML under Section 3 of the Distribution and Marketing Agreement between NML, Baird and NMIS dated March 31, 1997. NML agrees that it shall not be entitled to receive such amounts from Baird as are waived by Baird under this Letter Agreement.

                              Very truly yours,

                              MASON STREET FUNDS, INC.


                              By:  /S/
                                      -------------------------------
                              Name:  Mark G. Doll
                              Title: Vice President and Treasurer

Agreed to and accepted:

ROBERT W. BAIRD & CO. INCORPORATED

By:   /S/
         --------------------------
Name:
       ----------------------------
Title:
       ----------------------------

THE NORTHWESTERN MUTUAL LIFE
  INSURANCE COMPANY

By:  /S/
        ---------------------------
Name:  Mark G. Doll
Title: Senior Vice President


NORTHWESTERN MUTUAL INVESTMENT
  SERVICES, INC.

By:
    -------------------------------
Name:  Mark G. Doll
Title: Executive Vice President

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